Etsy, Inc. Reports Third Quarter 2020 Financial Results
Reports Consolidated Year-Over-Year GMS Growth of 119%; Revenue Growth of 128%

Brooklyn, NY - October 28, 2020 - Etsy, Inc. (NASDAQ: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced financial results for its third quarter ended September 30, 2020.
“We delivered very strong results during the third quarter, with consolidated GMS and revenue growth up 119% and 128% respectively, evidence of our focused execution, engagement with our buyers and sellers, and our strong brand, underpinned by the unique inventory in our marketplace,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “Consumer shopping habits have been greatly influenced by the events of 2020, and Etsy truly stands for something different. We’ve been able to sustain growth by driving retention and frequency of our existing buyers as well as becoming an important shopping destination for new buyers. While early, our incremental investments in product and marketing - specifically focused on search and frequency - are driving improvements in the customer experience. We are proud of our momentum, built on the strength of our business model and with the support of our engaged and focused team.”
Third Quarter 2020 Financial Summary
(in thousands, except percentages; unaudited)
The unaudited GAAP and non-GAAP financial measures and key operating and financial metrics we use are:

	Three Months Ended September 30,		% Growth (Decline) Y/Y		Nine Months Ended September 30,		% Growth (Decline) Y/Y
	2020	2019			2020	2019
GMS (1)	$2,633,927	$1,200,371	119.4%		$6,676,001	$3,319,228	101.1%
Revenue	$451,478	$197,947	128.1%		$1,108,270	$548,381	102.1%
Marketplace revenue	$341,623	$141,628	141.2%		$829,575	$403,995	105.3%
Services revenue	$109,855	$56,319	95.1%		$278,695	$144,386	93.0%
Net income	$91,761	$14,801	520.0%		$200,708	$64,603	210.7%
Adjusted EBITDA (Non-GAAP)	$151,443	$42,076	259.9%		$357,127	$131,644	171.3%

Active sellers	3,681	2,592	42.0%		3,681	2,592	42.0%
Active buyers	69,649	44,807	55.4%		69,649	44,807	55.4%
Percent mobile GMS	62%	59%	300	bps	61%	59%	200	bps
Percent international GMS	35%	36%	(100	) bps	34%	38%	(400	) bps

(1)
GMS for the three months ended September 30, 2020 and 2019 includes Reverb’s GMS of $205.1 million and $76.9 million, respectively. Etsy.com GMS for the three months ended September 30, 2020 and 2019 was $2.4 billion and $1.1 billion, respectively. GMS for the nine months ended September 30, 2020 and 2019 includes Reverb’s GMS of $600.4 million and $76.9 million, respectively. Etsy.com GMS for the nine months ended September 30, 2020 and 2019 was $6.1 billion and $3.2 billion, respectively.

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.
“2020 demonstrates the scalability and value of our marketplace business model,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “We have a very disciplined approach to our investments with a goal to deliver profitable long-term growth. Our investments in marketing have contributed to encouraging progress in buyer retention and frequency which will serve as a foundation for the future. Etsy is uniquely positioned to leverage our strong balance sheet, dynamic business model, and solid fundamentals to capitalize on our large addressable market.”

Third Quarter 2020 Highlights
Select highlights of our third quarter operating performance and business initiatives are outlined below:

•
Of the 138 million all time buyers on the Etsy marketplace, approximately 50% have now purchased at least once in the last year, with approximately 69 million active buyers in the third quarter. In addition, the Etsy marketplace saw an influx of 14.8 million new buyers and reactivated buyers during the third quarter - the latter being those who haven’t purchased in a year or more. We have implemented various strategies to engage and target new and existing buyers on and off-site, with personalized and consistent messaging across many channels, driving repeat visitation.

•
The majority of Etsy’s GMS is driven by existing buyers, and we have experienced a significant change in buyer cohorts in terms of the frequency with which they shop and the amount they are spending on Etsy. In terms of third quarter 2020 GMS per buyer, when using data for our 2018 buyer cohort as a proxy for how our historical cohorts have performed, existing buyers have increased their GMS per buyer by more than 50% in the third quarter of 2020 when compared to the third quarter of 2019, even when excluding face mask purchases.

•
We have also seen an increase in the value of our recent new buyer cohorts when measured by GMS per buyer. For example, a buyer in the second quarter of 2020, whose first purchase was not a face mask, spent 50% more in their subsequent purchases in the first 90 days on Etsy than a new buyer in the second quarter of 2019. New buyers in the second quarter of 2020 whose first purchase on Etsy was a face mask are similarly valuable in GMS per buyer in terms of subsequent 90-day purchases, although they are primarily returning to Etsy to buy more face masks.

•
We made additional progress in search and discovery by relieving friction in the search journey to make the site more browseable, increasing site performance, and improving the relevance and engagement of recommendations. We removed guided search icons, which had a neutral impact as we’ve made improvements to organic search, and launched Single Page App pagination to create faster, more responsive search pages. In addition, we began to incorporate buyer characteristics into our ranking algorithm for in-cart recommendations, which drove incremental GMS in the third quarter.

•
We leveraged reviews to help buyers make more informed purchase decisions on items they are searching for. By incorporating machine learning we are now able to prioritize the most helpful reviews which are those that have substantial text, images, and are similar to the target listing.

•
We deepened the human connections in our marketplace by launching listing videos, which help sellers showcase their products to buyers in ways they previously could not with photos, showing their expertise in making and bringing their products to life. As of September 30, 2020, approximately 1.5 million sellers videos were uploaded.

•
Through our product development efforts we built trust in our marketplace by focusing on the core buying experience, improving shipping transparency and post-purchase experiences. We are helping buyers better understand when they should expect an item to arrive by expanding listing coverage of expected delivery dates. We launched a tool to help sellers adjust their processing times, a key input for expected delivery dates, based on their historical performance for time to ship.

•
We added enhancements to our Etsy Ads (formerly Promoted Listings) service, improving the relevance of ads in search and the speed of incorporating changes in a seller’s budget. We also made our Etsy Ads infrastructure more efficient, providing better search results while simultaneously using fewer cloud resources. To add to the seller experience, we launched performance graphs in the ads dashboard, helping to make advertising on Etsy as easy as possible for our sellers. These efforts contributed to the 91.4% year-over-year growth of on-site advertising revenue in the third quarter.

•
We significantly increased our investments in marketing, and our optimization of spend across our marketing channels, with a particular focus on increasing the percentage of spend to mid and upper funnel channels. Upper funnel marketing spend, including television and digital video, was 18.1% of our overall marketing spend, or approximately $23 million, in the third quarter. During the quarter, the teams also worked to finalize our holiday plans, which include a sales hub, earlier visibility of holiday onsite, and gift guides.

•
We’re also investing to drive frequency and buyer engagement. During the quarter, we launched a new buyer offer to target buyers through a series of emails after their initial purchase. We leveraged our CRM capabilities and machine learning to incentivize buyers to return to the site for a subsequent purchase.

•
Our team remains highly productive while working remotely. During this time we allocated resources to critical infrastructure improvements to more accurately categorize our inventory and are investing in longer-term initiatives such as search and frequency and are seeing encouraging data from our recent product launches.

•
Reverb launched a new feature that enables sellers to offer more competitive shipping rates to buyers that purchase multiple qualifying items. Reverb also made investments in customer support that are shortening response times for buyers and sellers.

Additional GMS highlights for the third quarter of 2020 include:

•	GMS excluding mask sales for the Etsy marketplace was $2.2 billion, up 93% year-over-year, and 11% of the Etsy marketplace’s overall GMS was from mask sales.

•	Etsy marketplace’s GMS per active buyer on a trailing 12-month basis grew 8% year-over-year and 4% excluding masks.

•
In the third quarter, the Etsy marketplace delivered 9.6 million new buyers and 5.2 million reactivated buyers who have not purchased in a year or more. Habitual buyers, buyers with 6 or more purchase days and over $200 in spend in the trailing 12-months, grew 104%, outpacing overall active buyer growth, and repeat buyers, buyers with 2 or more purchase days in the trailing 12-months, grew 70% in the third quarter.

•	GMS from paid channels was 19% of overall GMS in the third quarter of 2020, expanding 500 basis points compared to the third quarter of 2019.

•	Consolidated active buyers grew 55.4% year-over-year in the third quarter, and active sellers grew 42.0% year-over-year.
Third Quarter 2020 Consolidated Financial Results

•	Total revenue was $451.5 million for the third quarter of 2020, up 128.1% year-over-year, driven by strong growth in both Marketplace and Services revenue.

•	Consolidated take rate was 17.1% for the third quarter of 2020, up 60 basis points year-over-year, driven by Etsy Ads, Offsite Ads, and the expansion of our Etsy Payments Platform.

•
Gross profit for the third quarter of 2020 was $331.3 million, up 156.8% year-over-year, and gross margin was 73.4%, up 820 basis points compared with 65.2% in the third quarter of 2019. The expansion in gross margin was primarily driven by our shift to Offsite Ads, which drives revenue growth without an equal offset in cost of revenue, and to a lesser extent revenue growth from Etsy Ads.

•
Income from operations was $118.2 million in the third quarter of 2020, up 730% year-over-year, compared to a decline of 24% in the third quarter of 2019. The increase in income from operations was driven by an increase in gross profit coupled with leverage in operating expenses. Operating expenses were up 85.7% year-over-year driven primarily by our investments in marketing initiatives, including our shift to Offsite Ads where Etsy leverages its expertise and marketing budget to drive growth for sellers.

•	Net income for the third quarter of 2020 was $91.8 million, with diluted earnings per share of $0.70.

•
Non-GAAP Adjusted EBITDA for the third quarter of 2020 was $151.4 million and grew 259.9% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 33.5% in the third quarter of 2020, up 1,220 basis points year-over-year. Adjusted EBITDA performance was driven primarily by year-over-year revenue growth.

•
Cash, cash equivalents, short- and long-term investments were $1.6 billion as of September 30, 2020 in addition to a $200 million revolving credit facility that is currently undrawn. During the quarter, we issued $650.0 million of 7-year convertible senior notes. A portion of the proceeds were used to repurchase $301.1 million of our 0% Convertible Senior Notes due 2023 (“2018 Notes”) and to enter into $74.7 million of capped call instruments.

Financial Guidance and Outlook
Below is Etsy’s guidance for the fourth quarter of 2020.

Q4 2020 Guidance
October 28, 2020
GMS Year-Over-Year Growth	65% - 85%
~$2.7B - $3.1B
Revenue Year-Over-Year Growth	70% - 90%
~$459M - $513M
Adjusted EBITDA Margin*	24% - 27%
~$117M - $131M
*Assumes the midpoint of our revenue guidance.

“We are making significant investments today that reflect our strong conviction that Etsy has considerable opportunities for further growth - and that investments in technology, marketing, product, and people will yield both near and long-term benefits,” continued Mr. Silverman. “We’re focused on driving seller growth and bringing joy to buyers this holiday season. So far, October GMS growth trends for both Etsy and Reverb have been similar to what we experienced in September. Looking further out, 2021 is extremely hard to predict and we will be lapping enormous 2020 growth. We are confident that investing in Etsy’s ‘Right to Win’ strategy will enable us to capitalize on our large market opportunity and unique position in e-commerce.”

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 5:00 p.m. Eastern Time today, which will be live-streamed via the Company’s Investor Relations website (investors.etsy.com) under the events section. Those interested in submitting questions during the earnings call can do so by using the Q&A chat window, which will be available during the webcast. A copy of the earnings call presentation will also be posted to our website.

A replay of the video webcast will be available through the same link following the conference call starting at 8:00 p.m. Eastern Time this evening, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs. In addition, Etsy, Inc. owns Reverb, a leading global online marketplace dedicated to buying and selling new, used, and vintage musical instruments.

Etsy's mission is to “Keep Commerce Human,” and we're committed to using the power of business to strengthen communities and empower people. Our company was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Senior Manager, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the fourth quarter of 2020 and key drivers thereof; the impact of our investments on topline and profitable growth; our ability to capitalize on our large market opportunity; and the uncertain impacts that the COVID-19 pandemic may have on our business, strategy, operating results, key metrics, financial condition, profitability, and cash flows and changes in overall level of consumer spending and volatility in the global economy. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) risks related to the ongoing COVID-19 pandemic, which continues to impact our GMS, other key metrics and results of operations in numerous ways that remain volatile and unpredictable; (2) the fluctuation of our quarterly operating results; (3) our failure to meet our publicly announced guidance or other expectations; (4) our ability to successfully execute on our business strategy or if our strategy proves to be ineffective; (5) our ability to attract and retain an active and engaged community of sellers and buyers; (6) our ability to continue our rapid growth; (7) macroeconomic events that are outside of our control; (8) our ability to recruit and retain employees; (9) the importance to our success of the trustworthiness of our marketplaces and the connections within our community; (10) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (11) the effectiveness of our marketing efforts; (12) the effectiveness of our mobile solutions for sellers and buyers; (13) our ability to expand our business in our core geographic markets; (14) regulation in the area of privacy and protection of user data; (15) our dependence on third-party payment providers; (16) acquisitions that may prove unsuccessful or divert management attention, including our acquisition of Reverb; and (17) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and subsequent reports that we file with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of September 30, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,144,974	$443,293
Short-term investments	379,586	373,959
Accounts receivable, net	16,311	15,386
Prepaid and other current assets	43,590	38,614
Funds receivable and seller accounts	113,370	49,786
Total current assets	1,697,831	921,038
Restricted cash	5,341	5,341
Property and equipment, net	118,141	144,864
Goodwill	139,740	138,731
Intangible assets, net	189,120	199,236
Deferred tax assets	1,819	14,257
Long-term investments	36,679	89,343
Other assets	25,834	29,542
Total assets	$2,214,505	$1,542,352
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,130	$26,324
Accrued expenses	174,206	88,345
Finance lease obligations—current	8,345	8,275
Funds payable and amounts due to sellers	113,370	49,786
Deferred revenue	10,508	7,617
Other current liabilities	12,383	8,181
Total current liabilities	340,942	188,528
Finance lease obligations—net of current portion	47,147	53,611
Deferred tax liabilities	63,448	64,497
Long-term debt, net	1,054,604	785,126
Other liabilities	41,697	43,956
Total liabilities	1,547,838	1,135,718
Total stockholders’ equity	666,667	406,634
Total liabilities and stockholders’ equity	$2,214,505	$1,542,352

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$451,478	$197,947	$1,108,270	$548,381
Cost of revenue	120,168	68,949	313,965	180,212
Gross profit	331,310	128,998	794,305	368,169
Operating expenses:
Marketing	126,779	50,098	289,991	131,536
Product development	45,908	32,465	128,923	86,177
General and administrative	40,454	32,203	112,717	86,733
Total operating expenses	213,141	114,766	531,631	304,446
Income from operations	118,169	14,232	262,674	63,723
Other expense, net	(27,776)	(4,143)	(50,272)	(5,828)
Income before income taxes	90,393	10,089	212,402	57,895
Benefit (provision) for income taxes	1,368	4,712	(11,694)	6,708
Net income	$91,761	$14,801	$200,708	$64,603
Net income per share attributable to common stockholders:
Basic	$0.75	$0.12	$1.68	$0.54
Diluted	$0.70	$0.12	$1.59	$0.51
Weighted-average common shares outstanding:
Basic	121,978,272	120,351,095	119,666,841	120,090,291
Diluted	137,560,385	126,243,168	134,376,695	126,471,364

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$200,708	$64,603
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	47,664	31,056
Depreciation and amortization expense	45,088	32,760
Provision for expected credit losses	9,572	7,464
Foreign exchange loss	8,559	25
Non-cash interest expense	26,326	10,500
Deferred income taxes	5,755	(6,708)
Loss on extinguishment of debt	16,855	—
Other non-cash expense (income), net	3,231	(664)
Changes in operating assets and liabilities	71,531	(10,697)
Net cash provided by operating activities	435,289	128,339
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(271,353)
Cash paid for asset acquisition and intangible assets	—	(1,898)
Purchases of property and equipment	(388)	(5,889)
Development of internal-use software	(3,685)	(6,242)
Purchases of marketable securities	(300,880)	(318,221)
Sales of marketable securities	346,596	395,348
Net cash provided by (used in) investing activities	41,643	(208,255)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(19,811)	(23,605)
Repurchase of stock	(191,162)	(154,790)
Proceeds from exercise of stock options	18,486	8,934
Proceeds from issuance of convertible senior notes	650,000	650,000
Payment of debt issuance costs	(9,764)	(11,142)
Purchase of capped calls	(74,685)	(76,180)
Settlement of convertible senior notes	(137,166)	—
Payments on finance lease obligations	(7,056)	(8,177)
Other financing, net	(8,268)	3,148
Net cash provided by financing activities	220,574	388,188
Effect of exchange rate changes on cash	4,175	(3,488)
Net increase in cash, cash equivalents, and restricted cash	701,681	304,784
Cash, cash equivalents, and restricted cash at beginning of period	448,634	372,326
Cash, cash equivalents, and restricted cash at end of period	$1,150,315	$677,110

Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows and include the operations of Reverb since August 15, 2019 (the date of acquisition):

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
September 30, 2020	119.4%	117.4%	2.0%	101.1%	100.9%	0.2%
June 30, 2020	145.6%	146.7%	(1.1)%	90.8%	91.6%	(0.8)%
March 31, 2020	32.2%	32.6%	(0.4)%	32.2%	32.6%	(0.4)%
December 31, 2019	32.8%	33.0%	(0.2)%	26.5%	27.5%	(1.0)%
September 30, 2019	30.1%	31.1%	(1.0)%	23.6%	26.1%	(2.5)%
Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; (benefit) provision for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss; acquisition-related expenses; non-ordinary course disputes; and loss on extinguishment of debt. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss;

•	Adjusted EBITDA does not reflect acquisition-related expenses;

•	Adjusted EBITDA does not consider the impact of non-ordinary course disputes;

•	Adjusted EBITDA does not consider the impact of the loss on extinguishment of debt; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(in thousands)
Net income	$91,761	$14,801	$200,708	$64,603
Excluding:
Interest and other non-operating expense, net (1)	9,457	2,194	24,105	4,749
(Benefit) provision for income taxes	(1,368)	(4,712)	11,694	(6,708)
Depreciation and amortization (2)	15,754	12,808	45,088	32,760
Stock-based compensation expense	17,128	12,137	47,664	31,056
Foreign exchange loss (3)	1,464	1,949	9,312	1,079
Acquisition-related expenses (4)	392	1,735	1,701	2,941
Non-ordinary course disputes	—	1,164	—	1,164
Loss on extinguishment of debt (5)	16,855	—	16,855	—
Adjusted EBITDA	$151,443	$42,076	$357,127	$131,644

(1)
Included in interest and other non-operating expense, net is primarily non-cash interest expense, including amortization of debt issuance costs, related to our convertible debt offerings, which were entered into in March 2018, September 2019, and August 2020.

(2)
Included in depreciation and amortization is depreciation expense related to our headquarters lease, which is accounted for as a finance lease. Additionally, the three and nine months ended September 30, 2020 and 2019 include amortization expense of acquired intangible assets and developed technology related to the acquisition of Reverb in the third quarter of 2019.

(3)	Foreign exchange loss is primarily driven by the change in U.S. Dollar, Euro, and Pound Sterling exchange rates on our intercompany and other non-functional currency cash balances.

(4)	Acquisition-related expenses are expenses related to our acquisition of Reverb.

(5)
During the third quarter of 2020, the Company repurchased $301.1 million aggregate principal amount of its outstanding 2018 Notes. The Company recognized a non-cash loss on extinguishment of debt of $16.9 million as a result.